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                                                                    EXHIBIT 12.1

      THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                       (in millions, except ratio amounts)

                                   (Unaudited)

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
Year Ended December 31,                                                  2001     2000     1999
----------------------------------------------------------------------  ------   ------   ------
Earnings:
  Pre-tax income                                                        $1,550   $1,936   $2,065

  Add:
      Interest and fixed charges, excluding capitalized interest           170      184      184

      Portion of rent under long-term operating leases representative
         of an interest factor                                             193      187      182

      Distributed income of investees accounted for under
         the equity method                                                   5       46       --

      Amortization of capitalized interest                                   7        6        5

  Less:  Undistributed equity in earnings of investments accounted
            for under the equity method                                     23       18       13
                                                                        ------   ------   ------

  Total earnings available for fixed charges                            $1,902   $2,341   $2,423
                                                                        ======   ======   ======

Fixed charges:
  Interest and fixed charges                                            $  184   $  212   $  197

  Portion of rent under long-term operating leases representative
      of an interest factor                                                193      187      182
                                                                        ------   ------   ------
  Total fixed charges                                                   $  377   $  399   $  379
                                                                        ======   ======   ======

Ratio of earnings to fixed charges                                       5.05x    5.87x    6.39x
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